UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

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Lazard Ltd

(Name of Registrant as Specified In Its Charter)

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2006

Notice of Annual

General Meeting

and Proxy Statement

March 31, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual General Meeting of Shareholders of Lazard Ltd and any adjournment or postponement thereof. We will hold the meeting on Tuesday, May 9, 2006 at 10:30 a.m. New York City time, in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2005 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

Bruce Wasserstein

Chairman and Chief Executive Officer

Lazard Ltd

Clarendon House

2 Church Street

Hamilton, HM11, Bermuda

Lazard Ltd

Notice of 2006 Annual General Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 9, 2006
Time:	10:30 a.m. New York Time
Place:	Auditorium
2nd Floor
1221 Avenue of the Americas
New York, New York

Matters to be voted on:

•	Elect three directors to our Board of Directors for a three year term expiring at the conclusion of the Company’s annual general meeting in 2009;

•	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006 and authorization of the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration; and

•	Any other matters that may properly be brought before the meeting and any adjournment or postponement thereof.

This notice and proxy statement describes the matters being voted on and contains certain other information. In this material, the terms “we”, “our”, “us”, “Lazard”, or the “Company” refers to Lazard Ltd and its subsidiaries, including Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), that is the current holding company for our businesses.

Only shareholders of record at the close of business on March 22, 2006 may vote in person or by proxy at the annual general meeting and any adjournment or postponement thereof. You will need proof of ownership of our Class A common stock to enter the meeting. This proxy solicitation material is being mailed to shareholders on or about March 31, 2006 with a copy of Lazard’s 2005 Annual Report, which includes financial statements for the period ended December 31, 2005 and the independent auditor’s report thereon. Copies of Lazard’s 2005 Annual Report will be made available at the meeting.

Your vote is important. You may cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

By order of the Board of Directors

Scott D. Hoffman

Secretary

March 31, 2006

Proxy Statement

General Information

Who Can Vote

Holders of our Class A and Class B common stock, as recorded in our share register at the close of business on March 22, 2006, the record date, may vote at the meeting and any adjournment or post postponement thereof. As of that date, there were 37,503,059 shares of Class A common stock outstanding and one share of Class B common stock outstanding.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together as a single class. As of the record date, each holder of Class A common stock is entitled to one vote per share and LAZ-MD Holdings LLC (“LAZ-MD Holdings”), as the holder of the share of Class B common stock, is entitled to 62,118,749 votes in respect of such share, or 62.4% of the voting power of our Company. With respect to matters to be raised at the 2006 annual general meeting, the members of LAZ-MD Holdings may individually direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock. Prior to the meeting, LAZ-MD Holdings will hold a separate, preliminary vote of its members on the matters to be voted on at the meeting. For a more detailed description of the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement—Voting Rights.”

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or Internet but do not specify how to vote, we will vote your shares in favor of our director nominees, and in favor of Proposal 2. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2006 Annual General Meeting and with respect to other matters that may be properly brought before the Annual General Meeting and any adjournment or postponement thereof.

As of the date of this proxy statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a shareholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Scott D. Hoffman,

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the annual general meeting has broad authority to conduct the annual general meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Meeting

Only shareholders, their proxy holders, and our guests may attend the meeting. Admission to the meeting will be on a first-come, first-served basis. Verification of ownership may be requested at the admissions desk. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 22, 2006, the record date for voting.

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING AND SOLICITATION OF PROXIES

Votes Needed

Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director nominee will not be counted in such nominee’s favor. All other matters to be acted on at the meeting require the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the meeting to constitute the action of the shareholders. Under Bermuda law, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, and in accordance with our Bye-laws would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. A “broker nonvote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and the 2005 Annual Report can be viewed on our website at http://www.lazard.com/investorrelations/sec-filings.html. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Board Recommendation

The Board of Directors recommends that you vote FOR each of the director nominees, and FOR ratification of the appointment of the independent registered public accounting firm.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission (“SEC”) to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of the annual report or proxy statement, you may send an e-mail to: Investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Investor Relations

Attending the Annual General Meeting

If you are a holder of record and plan to attend the annual general meeting, please indicate this when you vote. When you arrive at the annual general meeting, you will be asked to present photo identification, such as a driver’s license. If you hold your common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

You may listen to the annual general meeting over the Internet. Please go to our website, www.lazard.com, early to download any necessary audio software.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2009 Annual General Meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each of the nominees are current directors of Lazard. Since the filing of our Annual Report on Form 10-K with the SEC on March 22, 2006, our Board has appointed three additional directors: Lady Sylvia Jay, Professor Hal S. Scott and Mr. Michael J.Turner.

Each nominee has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Nominees for Election as Directors

For a Three-Year Term Expiring in 2009

Steven J. Heyer, age 54, has served as a director of Lazard Ltd and Lazard Group since June 2005. Mr. Heyer has served as Chief Executive Officer of Starwood Hotels & Resorts Worldwide since October 2004. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from April 2001 to September 2004. From 1994 to 2002 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He currently serves on the Board of Directors of the National Collegiate Athletic Association and the Special Olympics. Mr. Heyer is the chairman of the Compensation Committee and a member of the Nominating & Governance Committee of our Board of Directors.

Sylvia Jay, CBE, age 59, has served as a director of Lazard Ltd and Lazard Group since March 2006. Lady Jay is Vice Chairman of L’Oreal UK, a position she has held since September 2005. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director to the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; the French Tresor and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is on the board of directors of Saint-Gobain, a French company, Chairman of Food from Britain and a member of the Franco-British Council. Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

Vernon E. Jordan, Jr., age 70, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jordan has served as a Senior Managing Director of Lazard Frères & Co. LLC since January 2000. Mr. Jordan has been Of Counsel at Akin, Gump, Strauss, Hauer & Feld L.L.P. since January 2000, where he served as Senior Executive Partner from January 1982 to December 1999. Prior to that, Mr. Jordan served as President and Chief Executive Officer of the National Urban League, Inc. from January 1972 to December 1981.

Mr. Jordan currently serves on the boards of directors of American Express Company, Asbury Automotive Group, Inc., Dow Jones & Company, Inc., J.C. Penney Company, Inc. and Xerox Corporation; as a trustee to Howard University and DePauw University; and on the International Advisory Boards of DaimlerChrysler and Barrick Gold.

Directors Continuing in Office

(Term Expiring in 2007)

Ellis Jones, age 52, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jones has served as Chief Executive Officer of Wasserstein & Co., LP since January 2001. Prior to becoming Chief Executive Officer of Wasserstein & Co., LP, Mr. Jones was a Managing Director of the investment banking firm Wasserstein Perella Inc. from February 1995 to January 2001. Prior to joining Wasserstein Perella Inc., Mr. Jones was a Managing Director at Salomon Brothers Inc. in its corporate finance department from March 1989 to February 1995. Prior to joining Salomon Brothers Inc., Mr. Jones worked in the investment banking department at The First Boston Corporation from September 1979 to March 1989.

Anthony Orsatelli, age 54, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Orsatelli has served as the Chief Executive Officer of IXIS Corporate & Investment Bank since November 2004 and as a Member of the Executive Board of Caisse Nationale des Caisses d’Epargne since December 2003. Previously, Mr. Orsatelli held various senior positions with CDC IXIS and CDC Marchés since June 1996. Prior to joining CDC Marchés, Mr. Orsatelli served as the Deputy Head of the Capital Markets Department of Caisse des Dépôts Paris from March 1995 to June 1996. Mr. Orsatelli previously served as the Head of the BNP Group in Japan from January 1992 to March 1995, as a Managing Director of BNP Securities London from October 1988 to December 1991, and as the Head of the international department and risk management at BNP’s financial division from July 1987 to October 1988. Mr. Orsatelli held positions with the French Ministry of Finance from September 1981 to July 1987 and with the Prime Minister’s office in France from September 1977 to September 1981. Mr. Orsatelli is chairman of the Audit Committee of our Board of Directors.

Hal S. Scott, age 62, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard, he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, banking and securities laws. He is a member of the Shadow Financial Regulatory Committee, past President of the International Academy of Consumer and Commercial Law and past Governor of the American Stock Exchange (2002-2005). Professor Scott is the chairman of the Nominating & Governance Committee and a member of the Audit Committee of our Board of Directors.

Directors Continuing in Office

(Term Expiring in 2008)

Bruce Wasserstein, age 58, has served as Chairman and Chief Executive Officer of Lazard Ltd and Lazard Group since May 2005. Mr. Wasserstein has served as a director of Lazard Group since January 2002 and as a director of Lazard Ltd since April 2005. Mr. Wasserstein served as the Head of Lazard and Chairman of the Executive Committee of Lazard Group from January 2002 until May 2005. Prior to joining Lazard, Mr. Wasserstein was Executive Chairman at Dresdner Kleinwort Wasserstein from January 2001 to November 2001. Prior to joining Dresdner Kleinwort Wasserstein, he served as CEO of Wasserstein Perella Group (an investment banking firm he co-founded) from February 1988 to January 2001, when Wasserstein Perella Group was sold to Dresdner Bank. Prior to founding Wasserstein Perella Group, Mr. Wasserstein was the Co-Head of Investment Banking at The First Boston Corporation. Prior to joining First Boston, Mr. Wasserstein was an attorney at Cravath, Swaine & Moore. Mr. Wasserstein also currently serves as Chairman of Wasserstein & Co., LP, a private merchant bank.

John K. Shank, age 65, has served as a director of Lazard Ltd and Lazard Group since January 2006. Dr. Shank is the Noble Foundation Professor of Management emeritus at the Tuck School at Dartmouth, a position he held from June 1984 to June 2004. He continues to serve as a visiting professor at the Naval Post Graduate School in Monterey, California, a position he has held since June 2003. Before joining the Dartmouth Faculty, he taught at the Ohio State University for eight years and Harvard Business School for seven years. Prior to that he worked in public accounting for the two firms that merged to form Deloitte & Touche. He has published 17 books, more than 100 case studies and more than 100 articles in leading journals in accounting, finance and management. Dr. Shank is a member of the Audit Committee of our Board of Directors.

Michael J. Turner, CBE, age 57, has served as a director of Lazard Ltd and Lazard Group since March 2006. Mr. Turner has served as Chief Executive Officer of BAE Systems plc since March 2002. Mr. Turner joined BAE Systems in 1966 and since that time has held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner is a member of the Shareholders Committee of Airbus SAS, a member of the Board of Directors of Art Properties UK Ltd and joint chairman of the Aerospace Innovation and Growth Team in the UK. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

Information Regarding The Board of Directors and Corporate Governance

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, Nominating & Governance Committee, and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.lazard.com/investorrelations/corp-governance.html. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

Since our initial public offering (“IPO”) in May of 2005, there have been three meetings of the Board in 2005. The Board of Directors has regularly scheduled meetings of non-executive directors following each meeting of the full Board. Each meeting of non-executive directors is presided over by one of the committee chairpersons.

Agreement with IXIS Corporate & Investment Bank

IXIS Corporate & Investment Bank (“IXIS”) participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of Lazard’s equity security units (which represent a contract to purchase Lazard Class A common stock on May 15, 2008 and a senior note of Lazard Group in an aggregate amount of $150 million) and 2,000,000 shares of Class A common stock at the IPO price of $25 per share. In connection with IXIS’s investment, we have agreed that we will nominate one person designated by IXIS to our Board of Directors until such time as (1) the shares of our common stock then owned by IXIS, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by IXIS, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by IXIS, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by IXIS. Anthony Orsatelli is the IXIS nominee to our Board of Directors.

Audit Committee

Anthony Orsatelli (Chair), Hal S. Scott and John K. Shank

This committee met three times in 2005. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of the financial statements;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal audit function; and

•	compliance by us with certain legal and regulatory requirements.

A detailed list of the committee’s functions is included in its charter, which is attached as Annex A.

The Audit Committee also selects and oversees Lazard’s independent auditors, and pre-approves all services to be performed by the independent auditors pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the New York Stock Exchange. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Anthony Orsatelli and Dr. John K. Shank have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

This committee met three times in 2005. The Compensation Committee assists the Board of Directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our Chief Executive Officer;

•	make recommendations with respect to compensation of our other executive officers; and

•	receive reports on our compensation programs as they affect all managing directors and employees.

The Compensation Committee also is responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the New York Stock Exchange.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

This committee met three times in 2005. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines;

•	leading the Board in an annual review of its own performance; and

•	recommending to the Board director nominees for each committee.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of outside directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or New York Stock Exchange requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the New York Stock Exchange.

Attendance

The average attendance by directors at meetings of the Board and its Committees was approximately 89%. The Board met three times in 2005 since the IPO and all directors who were members of the Board in 2005 attended at least 75% of the meetings of the Board and Committees on which they served, except Mr. Orsatelli who missed one Board meeting and one Committee meeting on the same day. We expect all directors to attend our annual general meeting of shareholders.

Codes of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our chief executive officer, chief financial officer and principal accounting officer. Each of these codes are available on our website at http://www.lazard.com/investorrelations/conductsandethics.html. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

To report any issue relating to the accounting, internal accounting controls or auditing practices of Lazard (including its subsidiaries and affiliates), employees, shareholders and others may contact the Audit Committee of the Board of Directors by mail, at the address listed below. Anyone who wishes to send a communication to our non-executive directors as a group may also do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10020

The Lazard Ltd Board of Directors

c/o the General Counsel

Our procedures for handling complaints and concerns of employees and other interested parties are posted on our website at http://www.lazard.com/investorrelations/corp-procedures.html.

Policy on Director Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated, and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. While we could qualify for various exceptions to the governance standards of the New York Stock Exchange (“NYSE”) as a “controlled company”, we have chosen not to be so treated and have committed to having a majority of our directors satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2007 Annual General Meeting of Shareholders may do so by submitting in writing such candidates name, in compliance with the procedures and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, 62nd Floor, New York, New York 10020 between January 9, 2007 and February 8, 2007.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex B to this proxy statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Mr. Wasserstein and Mr. Jordan are not independent directors of Lazard. In addition, the Board has determined that Mr. Ellis Jones, the chief executive officer of Wasserstein & Co., LP, a private equity investment firm that is majority owned by Wasserstein Family Trusts and Bruce Wasserstein, also is not independent. The Board has determined that none of the other directors has a material relationship with Lazard under the Board’s standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations the Board considered the relationship between Lazard and IXIS Corporate & Investment Bank, of which Mr. Orsatelli is the chief executive officer. IXIS participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of our equity security units and 2,000,000 shares of Class A common stock at the IPO price of $25 per share. In connection with this investment, Lazard agreed to nominate one person designated by IXIS to our Board of Directors, currently Mr. Orsatelli. Lazard also has a cooperation arrangement with IXIS in France. The cooperation arrangement provides that Lazard Group and IXIS will (1) place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Ixis,” and cooperate in their respective origination, syndication and placement activities, (2) form an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France, and (3) create an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to IXIS for services relating to corporate banking, lending, securitizations and derivatives within France and from IXIS to Lazard Group for mergers and acquisitions advisory services within France. In 2005, the cooperation arrangement generated approximately $12.5 million of gross revenue for IXIS and $11.4 million of gross revenue for Lazard. In addition to the cooperation arrangement, from time to time, in the ordinary course of our business, we have provided advice to IXIS and Caisse Nationale des Caisses d’Epargne (“CNCE”), the parent company of IXIS. IXIS and CNCE are part of Groupe Caisse D’Epargne, a consolidated reporting group. In 2005, Lazard advised IXIS on one transaction in Germany and received a fee of $1.8 million and advised CNCE on several transactions in Paris in 2003, 2004 and 2005 and received fees of $3.9 million, $5.7 million, and $2.2 million, respectively. The Board determined, in its business judgment, that these relationships were not material, noting that (a) 2005 gross revenue generated pursuant to the cooperation arrangement and other transactions referenced above were less than 2% of Lazard’s gross revenues for 2005 and less than 1% of the annual gross revenue for Groupe Caisse D’Epargne for 2004 (the latest date upon which information is publicly available) and (b) at December 31, 2005, Lazard’s consolidated indebtedness to IXIS was less than 8.0% of Lazard’s total consolidated assets. See “Agreement with IXIS Corporate & Investment Bank” and “Certain Relationships with Our Directors, Executive Officers and Employees.”

Director Compensation

Directors who are officers of Lazard do not receive any fees for their service as directors. Each non-executive director receives an annual cash retainer of $50,000 and an annual award of deferred stock units (“DSUs”) with a grant value of $50,000. The chair of the Audit Committee is paid an additional annual retainer of $30,000 and the chairs of each of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $20,000, in each case 50% is paid in cash and 50% in DSUs. The other members of the Audit Committee are paid an additional annual retainer of $20,000 and the other members of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $15,000, in each case 50% is paid in cash and 50% in DSUs. All DSUs awarded under this arrangement (1) are issued under the Lazard Ltd 2005 Equity Incentive Plan or any successor plan thereto, and (2) are converted to Class A common stock on a one-for-one basis and distributed to the director after he or she resigns or otherwise ceases to be a member of our Board.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the U.S. Securities Exchange Act of 1934, as amended, as of March 22, 2006, the only persons known by us to be beneficial owners of more than 5% of our Class A and Class B Common Stock were as follows (except for Bruce Wasserstein, whose share ownership is noted in the subsequent table):

Name and Address of Beneficial Owner	Number of Shares of Class B Common Stock Beneficially Owned		Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (a)
LAZ-MD Holdings 30 Rockefeller Plaza New York, New York 10020	1	(b)	0	(c)	—	62.4	%(d)

IXIS (e) 47, Quai d’Austerlitz 75648 Paris Cedex 13 France			2,000,000		5.3%	2.0%

FMR Corp. 82 Devonshire Street Boston. Ma 02109			5,489,700		14.6%	5.5%

JPMorgan Chase & Co. 270 Park Ave New York, NY 10017			4,646,900		12.4%	4.6%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Md 21202			3,473,100		9.3%	3.5%

Morgan Stanley 1585 Broadway New York, NY 10036			2,828,675		7.5%	2.8%

Prudential Financial, Inc. 751 Broad Street Newark , NJ 07102			2,975,703		7.9%	3.0%

(a)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.
(b)	Represents 100% of the Class B common stock.
(c)	The Lazard Group common membership interests issued to LAZ-MD Holdings are exchangeable for shares of our Class A common stock on a one-for-one basis. As each of these Lazard Group common membership interests is associated with an outstanding exchangeable interest issued by LAZ-MD Holdings, LAZ-MD Holdings disclaims beneficial ownership of the shares of Class A common stock into which the Lazard Group common membership interests are exchangeable.
(d)	LAZ-MD Holdings holds the single outstanding share of Class B common stock, which as of February 28, 2006 represents approximately 62.4% of the voting stock of all shares of our voting stock. This single share generally will entitle our managing directors holding LAZ-MD Holdings exchangeable interests who are party to the LAZ-MD Holdings stockholders’ agreement to one vote per share of each LAZ-MD Holdings exchangeable interest held by them on a pass through basis.
(e)	The 2,000,000 shares of our Class A common stock were acquired by IXIS on May 10, 2005 as part of our IPO and generally may not be transferred until November 7, 2006. Excludes 4,999,800 to 6,000,000 shares of our common stock underlying the equity security units issued to IXIS on May 10, 2005 pursuant to the IXIS investment agreement. Were IXIS to exchange these securities at the price at which the Class A common stock was trading at on February 28, 2006, it would beneficially own 6.7% of the common stock, including the shares of common stock into which the Lazard Group common membership interests are exchangeable.

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows the number of shares of Class A common stock that each director, the executive officers named in the summary compensation table, and all directors and executive officers as a group, have reported as owning beneficially or otherwise having a pecuniary interest in, as of March 23, 2006. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed shareholder is c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020.

Name of Beneficial Owner	Shares of Class A Common Stock	Percentage of Class A Common Stock	Shares of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests) (a) (b)		Percentage of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests)	Percentage of Voting Power (c)
Bruce Wasserstein	1,436,338	3.8%	11,394,534	(d)	11.4%	11.4%
Steven J. Heyer	—	*	2,476		*	*
Sylvia Jay	—	*	295		*	*
Ellis Jones	—	*	7,980,833	(d)	8.0%	8.0%
Vernon E. Jordan, Jr.	—	*	366,431		*	*
Anthony Orsatelli (e)	2,000,000	5.3%	2,002,566		2.0%	2.0%
Hal S. Scott	—	*	318		*	*
John K. Shank	—	*	609		*	*
Michael J. Turner	—	*	295		*	*
Michael J. Castellano	—	*	456,770		*	*
Steven J. Golub	—	*	1,725,576		1.7%	1.7%
Scott D. Hoffman	—	*	558,275		*	*
Charles G. Ward, III	—	*	1,522,567		1.5%	1.5%
All directors and executive officers as a group (thirteen persons)			18,032,686		18.1%	18.1%

*	Less than 1% beneficially owned.
(a)	For each of the named executive officers and Mr. Jordan, their share ownership in this column includes shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by such person and, in the case of Mr. Wasserstein, the Wasserstein family trusts. Voting of the LAZ-MD Holdings exchangeable interests are subject to voting provisions in the LAZ-MD Holdings stockholders’ agreement and are included in the 62.4% voting interest of LAZ-MD Holdings. See “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.” The interests are included on an as exchanged basis and absent an acceleration event, these interests will be exchangeable pro-rata on the third, fourth and fifth anniversaries of our initial public offering assuming satisfaction of service requirements and compliance with covenants. The share ownership in this column does not include any restricted stock units issued to the named executive officers and Mr. Jordan. See footnote (b) to the “Summary Compensation Table” and “Certain Relationships and Related Transactions—Certain Relationships with our Directors, Executive Officers and Employees”.
(b)	This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the deferred stock units issued to our non-executive directors under Lazard’s Director Compensation Arrangement in the following aggregate amounts: Mr. Heyer, 2,476 shares; Lady Jay, 295 shares; Mr. Jones, 1,974 shares; Mr. Orsatelli, 2,566 shares; Prof. Scott, 318 shares; Dr. Shank, 609 shares; and Mr. Turner, 295 shares. These deferred stock units convert to Class A common stock on a one-for-one basis after a director resigns or otherwise ceases to be a member of the Board.
(c)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

(d)	Each of Mr. Wasserstein’s and Mr. Jones’ share ownership includes 7,978,859 shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by the Wasserstein family trusts for the benefit of Mr. Wasserstein’s family and over which he does not have control. The voting power over the shares of our common stock issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by the Wasserstein family trusts is vested in Mr. Jones, who is a member of our Board of Directors, and members of Mr. Wasserstein’s family, as trustees. Neither Mr. Wasserstein nor Mr. Jones has any beneficial or other ownership interest in these shares.
(e)	Includes 2,000,000 shares of our common stock that were acquired by IXIS on May 10, 2005 and generally may not be transferred until November 7, 2006. Excludes 4,999,800 to 6,000,000 shares of our common stock underlying the equity security units issued to IXIS on May 10, 2005 pursuant to the IXIS investment agreement. Mr. Orsatelli disclaims beneficial ownership of the securities issued pursuant to the IXIS investment agreement as described in footnote (e) to the table under the caption “Beneficial Owners of More Than Five Percent ”.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee’s primary purpose is to determine and approve the compensation of our chief executive officer and to make recommendations to our Board of Directors with respect to the compensation of the other executive officers. As part of this responsibility, the Compensation Committee administers the 2005 Equity Incentive Plan and the 2005 Bonus Plan.

The Compensation Committee engaged two outside compensation consulting firms to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices and determinations, including information on equity-based award design.

The discussion below constitutes the Report of the Compensation Committee.

Compensation Policies

Our compensation programs are designed to attract, retain, and motivate top quality, effective executives and professionals. These compensation programs focus on rewarding performance that will increase shareholder value including growing revenue, increasing client satisfaction, improving operational efficiency and managing risks. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis. The programs will provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations. The key components of the compensation programs for executive officers are base salary, bonus and year-end equity based awards. In the aggregate, our compensation and benefits are intended to be at or below 57.5% of our operating revenue. In allocating compensation to our executive officers, managing directors and other senior professionals, the primary emphasis, in addition to our performance, is on each individual’s contribution to the Company, business unit and divisional performance and compensation recommendations of the individuals to whom participants report. In connection with our initial public offering, each of our named executive officers signed retention agreements that established a guaranteed level of compensation including a minimum base salary. See “Retention Agreements with Named Executive Officers.”

Base Salary. Base salaries for our executive officers, managing directors and other senior professionals are intended to reflect their roles and responsibilities. Executive officer base salaries and subsequent adjustments, if any, are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.

Bonus. Bonus compensation is a key component of our executive compensation strategy. For 2005, the Compensation Committee determined that, in light of our annual operating revenue of $1.36 billion, the target level of compensation and benefits expense to operating revenues could be decreased from 57.5% to 57.0%, while still maintaining competitive financial packages for our executive officers, managing directors and other senior professionals. The Compensation Committee concluded that this ratio of total compensation and benefits to operating revenue was appropriate for us in light of its discussions with our executive officers, information provided by the outside compensation consultants engaged by the Compensation Committee and our financial performance in fiscal 2005.

In determining the actual bonuses payable to each of our executive officers, in addition to our actual performance (including in relation to our budget), the Compensation Committee focused on each individual’s contribution to the Company, business unit and divisional performance and, with respect to executive officers other than the chief executive officer, compensation recommendations of the chief executive officer. Finally, the Compensation Committee paid careful attention to competitive compensation practices (in light of certain objective performance criteria, including annual operating revenue, operating income and pro forma net income), as more fully described below.

Competitive Compensation Considerations. The proposed amount of total compensation determined as described above then is considered in light of competitive compensation levels. In this regard, for our named executive officers, the Compensation Committee used as a benchmark an independently prepared survey regarding compensation levels in 2004 and, to the extent available, 2005 for certain of the named executive officers, or comparable positions, at The Bear Stearns Companies Inc., Black Rock, Inc., Goldman Sachs Group, Inc., Greenhill & Co., Inc., Jefferies Group, Inc., Legg Mason, Inc., Lehman Brothers Holdings Inc., Merrill Lynch & Co., Inc., and Morgan Stanley.

Year-End Equity-Based Awards. The Compensation Committee believes that the portion of annual total compensation awarded in the form of equity-based compensation for each of our executive officers, generally should be comparable to that of our other managing directors and senior professionals. Accordingly, except for Mr. Wasserstein and Mr. Golub, each of whom received a substantial majority of their bonus (100% in the case of Mr. Wasserstein) in the form of an equity-based award, the portion of each executive officer’s compensation to be paid in cash versus the portion required to be granted as an equity based award was determined pursuant to a progressive compensation-based formula under which as the executive officer’s total compensation increased, a greater percentage of his total compensation was comprised of an equity based award.

Each participant in the 2005 Equity Incentive Plan received his or her year-end equity-based award in the form of restricted stock units or RSUs*. The number of RSUs was determined by dividing the dollar amount to be granted as year-end RSUs by the closing price-per-share of the Class A common stock on the NYSE on the grant date, January 24, 2006 ($34.75).

The Compensation Committee determined that it was appropriate to grant year-end equity-based awards in the form of RSUs in light of a number of factors, including input from the Compensation Committee’s outside compensation consultants, competitive compensation practices, maximization of shareholder value and alignment of the long-term interests of our shareholders and our senior executives. Each individual who receives an RSU becomes, economically, a long-term shareholder of Lazard, with the same interests as our other shareholders. This economic interest results because the amount a recipient ultimately realizes from an RSU depends on the value of Class A common stock when actual shares are delivered generally in March 2010. The Compensation Committee also believes that these RSU awards should provide a strong incentive for 2005 Equity Incentive Plan participants to continue to analyze management issues in terms of the effect those issues will have on us as a whole as opposed to the effect they might have on any particular business unit.

Compensation of the Chief Executive Officer

Mr. Wasserstein’s compensation was determined in the manner described above that was applicable to all other executive officers. In 2005, Mr. Wasserstein was paid a base salary of $4.2 million, which was not determined by the current Compensation Committee. In determining the ultimate amount of the bonus to be paid to Mr. Wasserstein under the 2005 Bonus Plan, the Compensation Committee evaluated Mr. Wasserstein’s performance, the Company’s overall performance for 2005, Mr. Wasserstein’s individual contribution to that performance and competitive compensation practices. The Compensation Committee believes Mr. Wasserstein’s total compensation was well within competitive compensation practices, based on reliable market data.

Mr. Wasserstein believes strongly that a chief executive officer’s compensation should be aligned closely with shareholder interests by making equity a very material portion of such compensation and requiring that a substantial portion of that equity be held for significant periods of time. In that regard, Mr. Wasserstein requested

*	An RSU constitutes an unfunded, unsecured promise to deliver a share of Class A Common Stock on a predetermined date. In general, these year-end RSUs will vest on March 31, 2010. The RSUs provide for accelerated vesting upon a Change in Control of Lazard and certain other events as defined in 2005 Equity Incentive Plan.

that any bonus he was to receive for 2005 be paid in the form of an equity award. The Compensation Committee agrees with this philosophy and also continues to believe that it is important that Mr. Wasserstein remain focused on (and that his 2005 compensation continue to be dependent on) Lazard’s long-term performance. Toward this end, for 2005 Mr. Wasserstein’s entire bonus (71% of his total compensation for 2005) was granted in the form of RSUs that vest in March 2010.

Conclusion

The compensation programs implemented by the Compensation Committee were designed to permit the Compensation Committee to provide our executive officers, managing directors and other senior professionals with total compensation that is linked to our performance and reinforces the alignment of employee and shareholder interests. At the same time it is intended to provide the Compensation Committee with sufficient flexibility to assure that such compensation is appropriate to attract and retain these employees who are vital to the continued success of Lazard and to drive outstanding individual and institutional performance. The Compensation Committee believes the program met these objectives in 2005.

Dated as of March 14, 2006*

Compensation Committee

Steven J. Heyer (Chairman)

*	The Report of the Compensation Committee was prepared and adopted prior to the appointment of Lady Jay and Mr. Turner to the Committee.

Compensation of Executive Officers

The following table contains information with respect to the chief executive officer and the four other most highly compensated executive officers of Lazard Ltd, collectively referred to as the “named executive officers”.

Summary Compensation Table (a)

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Unit Awards (b) ($)	All Other Compensation ($) (c)
Bruce Wasserstein Chairman and Chief Executive Officer	2005 2004 2003	$4,163,836 3,000,000 3,000,000				$10,000,000		(d) (d) (d)

Michael J. Castellano Chief Financial Officer	2005 2004 2003	$500,000 250,000 250,000		$1,330,000 1,550,000 1,400,000		$270,000	625,000 625,000 625,000	(e) (e) (e)

Steven J. Golub Vice Chairman—Lazard Ltd, Chairman of Financial Advisory Group	2005 2004 2003	$1,500,000 1,000,000 750,000		$1,700,000 2,000,000 3,250,000		$4,400,000

Scott D. Hoffman General Counsel	2005 2004 2003	$600,000 500,000 500,000		$1,470,000 1,500,000 1,150,000		$330,000

Charles G. Ward, III President—Lazard Ltd, Chairman of the Asset Management Group	2005 2004 2003	$1,500,000 1,500,000 1,500,000	(f)	$1,500,000 1,500,000 3,098,000	(f)	$500,000	301,000 402,000	(g) (g)

(a)	The amounts represent compensation for the years ended December 31, 2005, 2004 and 2003 and do not include that portion of each named executive officer’s total partnership return from Lazard Group LLC in 2004 or 2003, attributable to a return on his invested capital or to his share of the income from investments made by Lazard Group LLC in prior years that was allocated to the individuals who were members in those years.
(b)	The RSUs represent a contingent right to receive an equivalent number of shares of Class A common stock. The RSUs shown in the table were valued as of the grant date, January 24, 2006, by multiplying the number of RSUs awarded to each named executive officer by the closing price-per-share of the Class A Common Stock on the NYSE on that date ($34.75). The RSUs relate to 2005 performance and will vest on March 31, 2010. Each of our named executive officers signed a restricted stock unit agreement in connection with their award. In general, these agreements provide that non-vested RSUs are forfeited on termination of employment, except in limited cases such as disability or a termination by the Company other than for “cause”. In the event of a “Change in Control” (as defined in the 2005 Equity Incentive Plan), any unvested but outstanding RSU automatically will vest. All RSUs receive dividend equivalents at the same rate that dividends are paid on shares of Class A common stock. These notional dividends are credited in the form of additional RSUs with the same restrictions as the underlying RSUs to which they relate. In addition, the restricted stock unit agreements contain standard covenants, including among others, noncompetition and nonsolicitation of clients. The total number of RSUs held by each of our named executive officers is as follows: Mr. Wasserstein, 288,443; Mr. Castellano, 7,788; Mr. Golub, 126,915; Mr. Hoffman, 9,518; and Mr. Ward, 14,422.
(c)	Perquisite compensation for each of our named executive officers did not exceed $50,000. Mr. Wasserstein reimbursed the firm for personal use of a car and driver.

(d)	Mr. Wasserstein also reimbursed the firm for the personal use of a Lazard-leased aircraft by himself and his family at the incremental cost of this use.
(e)	Represents a cash “make whole payment” for foregone compensation from a previous employer.
(f)	$750,000 of Mr. Ward’s salary and bonus for 2005 has been reimbursed by LFCM Holdings for services that Mr. Ward rendered to LFCM Holdings as its chairman.
(g)	Represents housing cost for 2003 and 2004 related to Mr. Ward relocating to London from his date of hire through August 2004. Mr. Ward has since moved back to the New York City area and no longer receives a housing cost allowance.

Aggregate compensation paid to employees who are not named executive officers may exceed that paid to all or some of the named executive officers.

Retirement Plan Benefits

Each of Mr. Golub and Mr. Hoffman has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Mr. Hoffman has accrued additional benefits under a related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $4,332 for Mr. Golub and $18,852 for Mr. Hoffman. These benefits accrued in each case prior to the applicable officer’s becoming a managing director of Lazard. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005.

The Retention Agreements with Named Executive Officers

Each of the our named executive officers and Vernon E. Jordan, Jr. have entered into retention agreements with Lazard. Generally, the provision of services under the retention agreements is terminable by either party upon three months notice, and the agreements also contain the following terms and conditions:

Noncompetition and Nonsolicitation of Clients. While providing services to us and during the three-month period following termination of the named executive officer’s services to us (one-month period in the event of such a termination by us without cause), the named executive officer may not:

•	perform services in a line of business that is similar to any line of business in which the named executive officer provided services to us in a capacity that is similar to the capacity in which the named executive officer acted for us while providing services to us (“competing services”) for any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”),

•	acquire an ownership or voting interest of 5% or more in any competitive enterprise, or

•	solicit any of our clients on behalf of a competitive enterprise in connection with the performance of services that would be competing services or otherwise interfere with or disrupt any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the named executive officer’s services, the named executive officer may not, directly or indirectly, in any manner, solicit or hire any of our employees at the associate level or above to apply for, or accept employment with, any competitive enterprise or otherwise interfere with any such employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The named executive officer is required, upon termination of his or her services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked, provided that such actions and things do not materially interfere with other employment or professional activities of the named executive officer. In addition, while providing services to us and thereafter, the named executive officer generally may not disparage us, and before and during the three-month notice period prior to termination, the named executive officer is prohibited from entering into a written agreement to perform services for a competitive enterprise.

Compensation and Employee Benefits. The retention agreement with each of Messrs. Wasserstein and Golub provides for a guaranteed level of compensation during the term of each such agreement, which term continues until the third anniversary of our IPO in May 2005, and the retention agreement with each of Messrs. Castellano, Hoffman and Ward provides for a guaranteed level of compensation through the 2007 calendar year, in each case, so long as the applicable named executive officer continues to provide services to us. Mr. Wasserstein will be eligible to receive an annual base salary of no less than $4.8 million during the three-year period following our IPO, and each of Messrs. Castellano, Golub, Hoffman and Ward will be eligible to receive a guaranteed total compensation amount for each of 2005, 2006 and 2007 (until the third anniversary of our IPO in May 2005 for Mr. Golub) of no less than $2 million, $3 million, $2.25 million and $3 million, respectively, with at least $500,000, $1.5 million, $600,000 and $1.5 million, respectively, of such guaranteed total compensation amount payable as annual base salary, except that the guaranteed compensation amount for Mr. Ward can be reduced in connection with reductions applicable to the majority of our deputy chairmen.

In addition, Mr. Wasserstein’s agreement provides that until the third anniversary of our IPO, he will participate in the employee benefit plans and programs generally applicable to our most senior executives on terms no less favorable than those provided to such senior executives, except that his participation in equity-related, bonus, incentive, profit sharing or deferred compensation plans will require the consent of our Board of Directors, and provides in addition that he will be entitled to perquisites and fringe benefits no less favorable than those provided to him by Lazard Group LLC immediately prior to our IPO in May 2005, to the extent not inconsistent with our policies as in effect from time to time, which perquisites and fringe benefits are similar to those customarily provided to chief executive officers. The retention agreements with each of Messrs. Castellano, Golub, Hoffman and Ward provide that they will be entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

Payments and Benefits Upon Certain Terminations of Service. Each retention agreement with a named executive officer provides for certain severance benefits in the event of a termination prior to the third anniversary of our IPO by us other than for cause or by the named executive officer for good reason (which we refer to below as a qualifying termination). The level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd.

In the event of a qualifying termination of a named executive officer prior to a change in control, the named executive officer would be entitled to receive (1) any unpaid base salary accrued through the date of termination, (2) any earned but unpaid bonuses for years completed prior to the date of termination, (3) a prorated bonus for the year of termination and (4) a severance payment in the following amounts: Mr. Wasserstein, two times base salary; Messrs. Castellano, Golub, Hoffman and Ward, one-and-a-half times (two times in the case of Mr. Golub) the greater of such named executive officer’s guaranteed compensation amount or such named executive officer’s base salary plus average bonus for the two calendar years preceding the year of termination. Upon such a qualifying termination, the named executive officer and his eligible dependents would generally continue to be eligible to participate in our medical and dental benefit plans, on the same basis as in effect immediately prior to the executive’s date of termination (which currently requires the named executive officer to pay the full cost of the premiums), for the following periods: for Mr. Wasserstein, for the remainder of his life and the life of his current spouse; for Mr. Golub, until the later to occur of the second anniversary of termination of service and

February 29, 2008; for each of Messrs. Castellano, Hoffman and Ward, for a period of 18 months following the date of termination of service. The period of such medical and dental benefits continuation would generally be credited towards the named executive officer’s credited age and service for purpose of our retiree medical program.

In the event of a qualifying termination of a named executive officer on or following a change in control, the named executive officer would receive the severance payments and benefits described in the preceding paragraph, except that the severance payments would be in the following amounts: Mr. Wasserstein, three times base salary; Messrs. Castellano, Golub, Hoffman and Ward, three times the greater of such named executive officer’s guaranteed compensation amount or such named executive officer’s base salary plus average bonus for the two calendar years preceding the year of termination. In addition, each of the named executive officers and his eligible dependents would be eligible for continued participation in our medical and dental benefit plans and receive age and service credit, as described above, except the applicable period for each of Messrs. Castellano, Golub, Hoffman and Ward would be 36 months following the date of termination of service.

The retention agreement with Mr. Wasserstein provides that in the event his service is terminated due to his death or disability, he and/or his current spouse, as applicable, would continue to be eligible for the medical and dental benefits described above.

The retention agreement with Mr. Golub provides that if his service terminates due to his death or disability prior to the third anniversary of our IPO or upon the expiration of his agreement as of the third anniversary of our IPO, he would be entitled to a prorated bonus for the year of termination.

Change in Control Excise Tax Gross-up. Each retention agreement with a named executive officer provides that in the event that the named executive officer’s receipt of any payment made by us under the retention agreement or otherwise are subject to the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended, or the “Code”, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

Provisions Relating to the Reorganization and Restrictive Covenants. Generally, the retention agreements with the named executive officers contain restrictive covenants and provisions that are substantially similar. However, the scope of the covenants applicable to Mr. Wasserstein limiting his ability to compete with us and to solicit our clients are generally more restrictive than those applicable to our other named executive officers, although Mr. Wasserstein may continue his relationship with and ownership interest in Wasserstein & Co., LP on terms consistent with past practice without violating these covenants, so long as such activities do not significantly interfere with his performance of his duties as our chairman and chief executive officer. In addition, the nondisparagement provision between Mr. Wasserstein and us is reciprocal.

Under each retention agreement with a named executive officer, a termination by the named executive officer for good reason would be treated as a termination by us without cause for purposes of the duration of the restrictive covenants and the provisions governing the timing of exchangeability of LAZ-MD Holdings exchangeable interests into shares of our common stock.

STOCK PERFORMANCE GRAPH

The following graph compares the performance of an investment in our Class A common stock from the pricing of our initial public offering on May 4, 2005 through December 31, 2005, with the S&P 500 Index and the S&P Financial Index. The graph assumes $100 was invested on May 4, 2005 in our Class A common Stock at the IPO price of $25 per share and at the closing price for the S&P 500 Index and the S&P Financial Index. It also assumes that dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

	5/04/05	5/31/05	6/30/05	7/31/05	8/31/05	9/30/05	10/31/05	11/30/05	12/31/05
Lazard	100.00	86.60	93.00	95.44	101.68	101.20	103.40	125.20	127.60
S&P FINANCIALS INDEX	100.00	100.47	101.91	103.46	101.65	102.59	105.83	110.79	111.04
S&P 500 INDEX	100.00	101.51	101.66	105.42	104.46	105.31	103.55	107.47	107.51

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the Securities and Exchange Commission indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2005 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

Based solely on a review of reports filed under Section 16(a) of the Exchange Act, we have determined that on May 23, 2005 Goldman Sachs Group, Inc., as an owner of more than 10% of our Class A common stock, filed late (i) nine reports on Form 4 with respect to 295 transactions in our equity securities between May 5, 2005 and May 13, 2005 and (ii) one report on Form 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 10, 2005, as part of our initial public offering of Class A common stock, we completed a series of financing transactions the net proceeds of which were primarily used to redeem the outstanding Lazard Group membership interests of its historical partners. In the discussions below, we refer to these financing transactions and the IPO, collectively, as the “recapitalization.” Concurrently, on May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its merchant banking fund management activities other than its existing merchant banking business in France and specified non-operating assets and liabilities, to LFCM Holdings. In the discussions below, we refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

LAZ-MD Holdings controls Lazard Ltd. As of February 28, 2006, LAZ-MD Holdings owned approximately 62.4% of the voting power of all shares of Lazard Ltd’s voting stock through its ownership of the Class B common stock and is thereby able to control the election of Lazard Ltd’s directors. Through its control of Lazard Ltd, LAZ-MD Holdings controls Lazard Group. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests by the current and former working members of Lazard Group for shares of Lazard Ltd’s Class A common stock. The current and former working members of Lazard Group, including our managing directors who held working member interests at the time of the separation, own LAZ-MD Holdings exchangeable interests and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis.

In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, ceased to be a subsidiary of Lazard Group and LAZ-MD Holdings at the time of the separation. It is owned by current and former working members of Lazard Group, including our managing directors who are members of LAZ-MD Holdings. Our president, Charles G. Ward, III, is the Chairman of LFCM Holdings. LFCM Holdings has reimbursed us $750,000 for a portion of Mr. Ward’s salary and bonus in 2005 for services that Mr. Ward rendered to LFCM Holdings as its chairman.

We entered into several agreements with Lazard Group, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties. Except as described in this section, we do not have any material arrangements with LAZ-MD Holdings and LFCM Holdings other than ordinary course business relationships on arm’s length terms.

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization transactions. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement,

•	the employee benefits agreement,

•	the insurance matters agreement,

•	the license agreement,

•	the administrative services agreement, and

•	the business alliance agreement.

The descriptions set forth below, which summarize selected terms of these agreements, are not complete. Copies of these agreements have been filed as exhibits to our Annual Report on Form 10-K and are available to the public from the SEC’s internet site at http://www.sec.gov.

Master Separation Agreement

On May 10, 2005, Lazard Ltd entered into the master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and described when and how the separation and recapitalization occurred. In addition, the master separation agreement continues to regulate aspects of the relationship among the parties, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the separation and recapitalization, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Expenses. The master separation agreement sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including the exchange rate and timing of exchangeability of those interests.

Indemnification. In general, under the master separation agreement, Lazard Group indemnifies LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to any breach of the master separation agreement by Lazard Group or Lazard Ltd..

In general, LFCM Holdings indemnifies Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to any breach of the master separation agreement by LFCM Holdings.

In general, under the master separation agreement, LAZ-MD Holdings indemnifies Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to any breach of the master separation agreement by LAZ-MD Holdings.

Any indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions. The master separation agreement also contains provisions governing the sharing of information between Lazard Ltd and Lazard Group, on the one hand, and LAZ-MD Holdings and LFCM Holdings, on the other hand.

Employee Benefits Agreement

We entered into an employee benefits agreement with LAZ-MD Holdings and LFCM Holdings that governs our compensation and employee benefit obligations with respect to our active and former employees. Under the employee benefits agreement, LFCM Holdings generally assumed, as of the completion of the separation and recapitalization transactions, all outstanding and future liabilities in respect of the current and former employees of the separated businesses.

The employee benefits agreement provides that to the extent inactive employees of the LFCM businesses were participating or eligible to participate in certain of our welfare benefit plans as of the completion of the separation and recapitalization transactions, they continue to be eligible to participate in such plans, with LFCM reimbursing us for the costs of any such participation.

The employee benefits agreement generally provides that, following the separation and recapitalization, the employees of LFCM Holdings and its subsidiaries participate in employee benefit plans and programs of LFCM Holdings, although U.S. employees of LFCM Holdings and its subsidiaries continue to be eligible to participate in certain of our welfare plans and in our 401(k) plan during brief transition periods, with LFCM reimbursing us for the costs of any such participation. Following the transition period, we will transfer the accounts of the then-active employees of LFCM Holdings and its subsidiaries to a new 401(k) plan sponsored by LFCM Holdings. The employee benefits agreement provides that the employee benefit plans of LFCM Holdings must generally give employees full credit for service to us prior to the reorganization to the extent such service was credited under our corresponding plans.

Insurance Matters Agreement

LFCM Holdings and we entered into an insurance matters agreement in connection with the separation and recapitalization. Under the agreement, our former insurance policies and those insurance policies then in effect generally continue to provide coverage to Lazard Ltd and Lazard Group and their respective subsidiaries and generally provide coverage to LFCM Holdings and its subsidiaries only for pre-separation occurrences. Following the separation, we surrendered a portion of the insurance policies that provided coverage to Lazard Group and its subsidiaries and affiliates for property and casualty, errors and omissions, directors and officers and certain other risks commonly insured by financial services companies and these policies were replaced with new policies that separately cover our business and the separated businesses, respectively, and changed or retained all or a portion of these policies, which are governed to the extent necessary by the insurance matters agreement.

In periods after the separation, Lazard Ltd and Lazard Group and their respective subsidiaries and LFCM Holdings and its subsidiaries must separately make their own insurance arrangements, including with respect to the type of coverage required as a matter of law.

The insurance matters agreement includes provisions establishing the manner in which LFCM Holdings and we will cooperate with each other in seeking insurance for our respective liabilities under policies that provide coverage to both companies. The insurance matters agreement also includes provisions concerning the allocation between LFCM Holdings and us of insurance recoveries in excess of available limits of liability.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently property of various wholly owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings pays $100,000 per year for the right to license the Lazard name. The license survives with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to merchant banking activities, LFCM Holdings’ license survives until the earlier of the expiration, termination or closing of the options to purchase the North American and European merchant banking businesses, granted in the business alliance agreement, as described in “—Business Alliance Agreement”, or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the merchant banking activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the merchant banking activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding the provision of administrative and support services after the separation and recapitalization.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration,

•	accounting and financing activities,

•	tax,

•	payroll,

•	human resources administration,

•	financial transaction support,

•	information technology,

•	public communications,

•	data processing,

•	procurement,

•	real estate management, and

•	other general administrative functions.

Lazard Group charges LFCM Holdings for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group does not provide any security administration services, as such services were being transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides security administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings, and by LFCM Holdings to Lazard Group, under the administrative services agreement generally will be provided until December 31, 2008. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as the receiving party pays the service provider an additional 3 months of service fee for the terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement waives any rights and claims they may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group is entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the Financial Advisory and Asset Management businesses to Lazard Group. In exchange for this referral, LFCM Holdings is entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and LAM Securities will introduce execution and settlement transactions to newly-formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance expires on May 10, 2010, subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party.

In addition, the business alliance agreement granted Lazard Group options to acquire the North American and European merchant banking activities of Lazard Alternative Investments Holdings LLC, or “LAI,” the subsidiary of LFCM Holdings that owns and operates all of LFCM Holdings’ merchant banking activities, exercisable at any time prior to the ninth anniversary of the equity public offering for a total price of $10 million. The option may be exercised by Lazard Group in two parts, consisting of an $8 million option to purchase the North American merchant banking activities and a $2 million option to purchase the European merchant banking activities. LAI’s merchant banking activities initially consist of the merchant banking management and general partner entities that were transferred to LFCM Holdings in connection with the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the options, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. In addition, Lazard Group is obligated to abide by obligations that existed as of the date of the separation and recapitalization with respect to funds existing as of such date and, other than with respect to the merchant banking operations retained by Lazard Group in the separation, Lazard Group will not to compete with the merchant banking business of LAI until the expiration, termination or exercise of the options. Lazard Group may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds, such as Corporate Partners II Limited, less compensation payable to investment professionals who manage these funds.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the options to purchase the North American merchant banking activities and the European merchant banking activities or the expiration or termination of the business alliance.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of the current and former working members of Lazard Group, including our managing directors, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the shareholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of his or her LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act. The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

Voting Rights

With respect to matters raised at the 2006 annual general meeting of shareholders of Lazard Ltd, members of LAZ-MD Holdings may direct LAZ-MD Holdings on how to vote their proportionate interest in our Class B common stock on an if as exchanged basis (as described below). Prior to any other vote of the shareholders of Lazard Ltd, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings), who may direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a current or former working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings Board of Directors has the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings Board of Directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any current or former working member who does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting continues to apply to any party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interest, until such time as that holder exchanges his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Registration Rights

The LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the

Lazard Group common membership interests currently held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that, subject to certain limitations, after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, provided that the amount of registrable securities subject to such demand has a market value in excess of $50 million or, on and after six months after the nine-year anniversary of the equity public offering, $20 million. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration constitutes at least $50 million of shares of Lazard Ltd’s outstanding common stock.

Shares of Lazard Ltd’s common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 under the Securities Act or when they become eligible for sale under Rule 144(k) under the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144(k) and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Certain Relationships with Our Directors, Executive Officers and Employees

Mr. Anthony Orsatelli, a member of our Board of Directors, is the chief executive officer of IXIS Corporate & Investment Bank In April 2004, Lazard Group and IXIS entered into a cooperation arrangement to place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Ixis,” and cooperate in their respective origination, syndication and placement activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and IXIS expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement also provides for an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France. It also added an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to IXIS for services relating to corporate banking, lending, securitizations and derivatives within France and from IXIS to Lazard Group for mergers and acquisitions advisory services within France. This expanded cooperation arrangement has a term of three years through May 10, 2008. In 2005, the cooperation arrangement generated $11.4 million of gross revenue for Lazard.

In connection with the cooperation arrangement, Lazard Group and IXIS have developed a business plan to promote mutual revenue production and sharing relating to the cooperation activities. As part of that plan, revenue from the various activities subject to the cooperation arrangement is credited towards a target weighted revenue number (the “Notional Reserve”) of €20 million (which the parties may agree to reduce if aspects of the cooperation do not take place), calculated by applying varying percentages depending on the source of the revenue plus the underwriting commissions received by IXIS for the ESUs. If at the end of the initial term of the cooperation arrangement (a) the sum of that calculation is less than the Notional Reserve, (b) the cooperation arrangement is not renewed and (c) Lazard Ltd’s common stock price fails to exceed $25 per share for a specified period, Lazard Group or its affiliate will pay IXIS or one of its affiliates the difference between the Notional Reserve and the sum of (1) the weighted revenue credits and (2) any gain IXIS has realized on a sale of its investment in our securities prior to the end of the initial term of the arrangement. The level of this potential payment would depend, among other things, on the level of revenue generated by the cooperation activities. The potential payment is limited, as of December 31, 2005, to a maximum of approximately €14 million (subject to further reduction in certain circumstances) which would only occur if the cooperation activities generate no revenue over the remaining initial period of such activities and the other conditions noted above have not been met.

In December 2005, Lazard provided advice to IXIS Capital Partners Ltd., an affiliate of IXIS, on a sale-and-leaseback transaction in Frankfurt, Germany. Lazard was paid a fee of $1.8 million.

Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who serves on our Board of Directors, serves as Chief Executive Officer. Wasserstein & Co., LP focuses primarily on leveraged buyout investments, venture capital investments and related investment activities, and manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations and high-net worth individuals. Wasserstein & Co., LP also manages capital from its partners and officers. In addition, Wasserstein Holdings, LLC has various other business interests. Since the beginning of 2005, Wasserstein & Co., LP has paid us an amount less than $1 million for advisory services rendered by us.

The Wasserstein funds may engage in activities that are similar to those in which we and our affiliates are engaged. If Mr. Wasserstein desires to make available any corporate opportunity of ours or our affiliates that arises from a relationship of ours or any of our affiliates (other than any relationship of Mr. Wasserstein existing on November 15, 2001), those opportunities can only be referred to the Wasserstein funds if Mr. Wasserstein first obtains the written consent of our Nominating & Governance Committee.

Lazard Group entered into a letter agreement with Vernon E. Jordan, Jr., who is a director of our Company, when he joined Lazard in 1999 that was amended and restated effective as of January 1, 2004. This agreement governs Mr. Jordan’s service as a Senior Managing Director of Lazard. Pursuant to the agreement, Mr. Jordan received total compensation of $4 million in 2004 and $3.25 million in 2005 (including the value of his RSU award as of the grant date) and will be entitled to receive total compensation of no less than $3 million for 2006. In each year, $500,000 of the total compensation is payable as base salary. In the event that we terminate Mr. Jordan’s services without cause or he terminates due to a breach of a material provision by us prior to the end of 2006, he will be entitled to receive the guaranteed amounts through 2006 at the times that he would have received them had he remained with us. The agreement also entitles Mr. Jordan to benefits and fringes on the same basis as other managing directors and for use on a priority basis of a corporate apartment in New York. In connection with our recapitalization in May 2005, Mr. Jordan entered into a retention agreement in the form applicable to our named executive officers generally. See “The Retention Agreements with Named Executive Officers.” On January 24, 2006, Mr. Jordan received a grant of 12,950 RSUs, and signed a restricted stock unit agreement. See footnote (b) to the Summary Compensation table for a description the terms and conditions of the January 2006 RSU grants.

Prior to the closing of the IPO in May of 2005, Lazard Group granted additional unallocated working member interests and reallocated working member interests to current managing directors, including its named executive officers and employee directors, resulting in ownership interests as described under “Beneficial Ownership of Directors, Director Nominees and Executive Officers.” These repurchases, reallocations and grants were accounted for as reallocations of capital on the financial statements of Lazard Group.

Subsequent to the IPO, Lazard Group made distributions in respect of Lazard Group common membership interests to Lazard Ltd and LAZ-MD Holdings on a pro rata basis of such interests. At December 31, 2005, approximately 37.6% and 62.4% of the outstanding Lazard Group common membership interests are held by subsidiaries of Lazard Ltd and by LAZ-MD Holdings, respectively. Such distributions represented amounts necessary to fund (1) dividends Lazard Ltd declared on its Class A common stock and (2) tax distributions in respect of income taxes that Lazard Ltd’s subsidiaries and members of LAZ-MD Holdings incurred as a result of those subsidiaries’ and LAZ-MD Holdings’ ownership of Lazard Group common membership interests. With respect to such distributions made by Lazard Group during the period May 10, 2005 through December 31, 2005, in August 2005 and November 2005, Lazard Group distributed an aggregate of $8,821,000 to LAZ-MD Holdings and $5,325,000 to Lazard Ltd’s subsidiaries, which latter amount was used by Lazard Ltd to pay dividends to holders of its Class A common stock. On October 29, 2005, Lazard Group made total tax distributions of $18,164,000, including $11,327,000 and $6,837,000 paid to LAZ-MD Holdings and Lazard Ltd, respectively. LAZ-MD Holdings distributed the distributions that it received from Lazard Group to its members, including certain of our managing directors, officers and two of our directors, pro rata based on their holdings of LAZ-MD membership interests.

Compensation Committee Interlocks and Insider Participation

Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who serves on our Board of Directors, serves as Chief Executive Officer. See “Relationships Involving Employee Directors and Executive Officers” above.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of Lazard’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for Lazard’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm (“independent auditors”) is responsible for conducting annual audits and quarterly reviews of Lazard’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on management’s annual assessment of internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2005 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered whether the provision of other non-audit services by the independent auditors to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditors the auditors’ independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of Lazard’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in Lazard’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.

Dated as of March 14, 2006

Audit Committee*

Anthony Orsatelli (Chair), John K. Shank

*	The Audit Committee Report was prepared and adopted prior to the appointment of Professor Scott to the Committee.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2006 fiscal year, subject to shareholder ratification. Deloitte & Touche will audit our consolidated financial statements for fiscal 2006 and perform other services. Deloitte & Touche acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2005. In addition to this appointment, shareholders are requested to authorize the Board of Directors of the Company, acting by the Audit Committee of the Company, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2006. A Deloitte & Touche representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions. The affirmative vote of a majority of the combined voting power of all of the shares of Lazard common stock present or represented and entitled to vote at the annual general meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the appointment of Deloitte & Touche LLP, the Board of Directors of the company, in its discretion may select another independent auditor as soon as possible.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2005 and 2004, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

Fees	2005	2004
	($ in thousands)
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s controls over financial reporting and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$2,382	$1,960

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance and other accounting research services	$411	$115

Tax Fees for tax consulting and compliance services not related to the audit	$700	$480

All Other Fees*	$2,219	$2,309

*	Includes $1,319 and $2,309 of IPO related fees in 2005 and 2004, respectively.

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to Lazard and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent auditor compared to the budget approvals for each of the categories of permitted services. The Audit Committee reviews the suitability of the pre-approval policy at least annually.

Shareholder Proposals and Nominations for the 2007 Annual General Meeting

Proxy Statement Proposals

Under the rules of the Securities and Exchange Commission, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of Lazard not later than December 5, 2006.

Other Proposals and Nominations

Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Lazard’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Lazard no later than the close of business on February 8, 2007, and not earlier than January 9, 2007. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the Securities and Exchange Commission.

Annex A

AUDIT COMMITTEE CHARTER OF LAZARD LTD

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of Lazard Ltd (the “Company”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

One member of the Audit Committee shall be appointed as its Chairperson by the Board. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically in separate executive sessions with management (including the chief financial officer and chief accounting officer), the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer, managing director or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

4. Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

5. Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

6. Review and discuss quarterly reports from the independent auditors on:

a) all critical accounting policies and practices to be used;

b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

9. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

12. Review and evaluate the lead partner of the independent auditor team.

13. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14. Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15. Recommend to the Board policies for the Company’s hiring of managing directors, employees or former managing directors or employees of the independent auditor.

16. Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

17. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

18. Review the appointment and replacement of the senior internal auditing executive.

19. Review the significant reports to management prepared by the internal auditing department and management’s responses.

20. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

21. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

22. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

23. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by managing directors or employees of concerns regarding questionable accounting or auditing matters.

24. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

25. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. Furthermore, while the Audit Committee is responsible for reviewing company policy and practices with respect to risk assessment and risk management, it is the responsibility of the Chief Financial Officer and senior management to assess and manage the Company’s exposure to risk.

Annex B

Lazard Ltd

Standards of Director Independence

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director was (but no longer is) a (a) partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

B-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., [investment products or investment management services]) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

B-2

Clarendon House 2 Church Street Hamilton, HM11, Bermuda	YOUR VOTE IS IMPORTANT VOTE BY INTERNET /TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

Proxies submitted by telephone or internet must be received by 11:59 P.M. Eastern Time, the day before the meeting date.

VOTE BY INTERNET https://www.proxyvotenow.com/laz • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	VOTE BY TELEPHONE 1-866-818-9288 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	VOTE BY MAIL • Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card

1-866-818-9288

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE

Mark, Sign, Date and Return The Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (X) in Black or Blue ink.

The Board of Directors Recommends a vote

“FOR” the listed nominees.

Item 1. Election of Directors

For     ☐    Withhold     ☐    For     ☐

All              All                       All Except

Nominees: 01) Steven J. Heyer, 02) Lady Sylvia Jay, 03) Vernon E. Jordan, Jr.

.

To withhold authority to vote, mark “For All Except and write the nominee’s number on the line below.

Item 2. Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.	For ☐	Against ☐	Abstain ☐

For comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

Date	Share Owner sign here. Co-owner-sign here.

PROXY	PROXY

Lazard Ltd

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Bruce Wasserstein, Steven J. Golub and Scott D. Hoffman proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on Tuesday, May 9, 2006 at 10:30 a.m. (New York City time) in the auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1 AND 2. IN THEIR DISCRETION THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

Lazard Ltd

P.O. Box 11353

New York, N.Y. 10203-0353

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